Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

NioCorp Developments Ltd.

Centennial, Colorado

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-257195, 333-254511, and 333-260673) and Form S-8 (No. 333-222313) of NioCorp Developments Ltd. of our report dated September 6, 2022, except as to the effects of the restatement discussed in Note 2, which is dated October 31, 2022, relating to the consolidated financial statements, which appears in this Form 10-K/A. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, LLP

Spokane, Washington

October 31, 2022